Exhibit 12

RATIO OF EARNINGS (DEFICIT) TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges for the periods indicated. We have calculated the ratio of earnings to fixed charges by dividing the sum of income from continuing operations plus fixed charges by fixed charges. Fixed charges consist of interest expense. You should read these ratios in connection with our consolidated financial statements incorporated by reference into this prospectus. The financial measures used in this table may not be comparable to similarly titled financial measures used in our various agreements, including our secured revolving credit facility and the indentures.

	Year Ended December 31,						For the Six Months Ended June 30, 2015
	2014		2013		2012
	(in thousands) (unaudited)
Earnings
Income (loss) from continuing operations	$247,403		$153,192		$71,836		$(5,806)
Interest expense	23,986		17,490		7,458		20,782

Income before fixed charges	$271,389		$170,682		$79,294		$14,976

Fixed Charges
Interest expense	$23,986		$17,490		$7,458		$20,782

Total fixed charges	23,986		17,490		7,458		20,782

Earnings/fixed charge coverage ratio	11.3	x	9.8	x	10.6	x	0.7	x